UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 7, 2024

Scorpius Holdings, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35994	26-2844103
(Commission File Number)	(IRS Employer Identification No.)

627 Davis Drive, Suite 400

Morrisville, North Carolina 27560

(Address of principal executive offices and zip code)

(919) 240-7133

(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0002 par value per share	SCPX	NYSE American LLC
Common Stock Purchase Rights		NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 7, 2024, Scorpius Holdings, Inc. (the “Company”) entered into an Underwriting Agreement (the “Agreement”) with ThinkEquity, LLC, as representative of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell (the “Offering”) 10,000,000 shares (the “Shares”) of its common stock (the “Common Stock”), par value $0.0002 per share, at a price of $0.15 per share.

The gross proceeds from the sale of the Shares, before deducting the Underwriters’ discounts and commissions and other estimated offering expenses payable by the Company, are expected to be $1.5 million. The Agreement contains customary representations, warranties, and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions.

The Shares will be issued in the Offering pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-251255), which was declared effective on December 22, 2020, and the base prospectus included therein, as supplemented by the preliminary prospectus supplement filed with the Securities and Exchange Commission (the “Commission”) on March 7, 2024, and a final prospectus supplement, dated March 7, 2024, which was filed with the Commission on March 11, 2024. The Offering is expected to close on March 12, 2024, contingent upon the satisfaction of customary closing conditions.

The Company currently intends to use the net proceeds from the sale of the Shares in the Offering for working capital and general corporate purposes.

Pursuant to “lock-up” agreements, the Company has agreed for a period of thirty (30) days after the date of the Agreement and the Company’s executive officers and directors have agreed for a period of ninety (90) days after the date of the Agreement, subject to customary exceptions, without the prior written consent of ThinkEquity, LLC, not to, directly or indirectly, offer pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) Common Stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Common Stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of ours or publicly disclose the intention to do any of the foregoing.

Additionally, the Company agreed that for a period of ninety (90) days after the date of the Agreement, the Company will not directly or indirectly in any “at-the-market,” continuous equity, equity lines, or variable rate transaction, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of Common Stock or any securities convertible into or exercisable or exchangeable for our shares of Common Stock, without the prior written consent of ThinkEquity, LLC.

A copy of the opinion of Blank Rome LLP, New York, New York, relating to the legality of the issuance and sale of the Shares in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is included as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The provisions of the Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the parties to that document. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Commission.

Item 8.01. Other Events.

On March 7, 2024, the Company issued a press release announcing the launch of the proposed Offering. On March 8, 2024, the Company issued a press release announcing the pricing of the Offering. Copies of these press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit Number	Description
5.1	Legal Opinion by Blank Rome LLP
10.1	Underwriting Agreement dated March 7, 2024
99.1	Press release dated March 7, 2024
99.2	Press release dated March 8, 2024
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 11, 2024	SCORPIUS HOLDINGS, INC.

	By:	/s/ Jeffrey Wolf
	Name:	Jeffrey Wolf
	Title:	Chairman, President and Chief Executive Officer